EXHIBIT 10.11

                INSTRUMENTS SA, INC. AND GROUP TECHNOLOGIES, INC.
                             OEM PURCHASE AGREEMENT

     This agreement is made and entered on   11   day of December 1996, by and
between Instruments SA, Inc., a Delaware Corporation, located at 3880 Park Avenue, Edison, New Jersey 08820 (hereafter called the COMPANY or ISA) and Group Technologies Corporation located at 10901 Malcolm McKinley Drive, Tampa, Florida 33612 (hereafter called the BUYER or G.T.C.)

                                    RECITALS

     Whereas, BUYER wishes to purchase and COMPANY desires to sell Products as defined on Appendix A of this Agreement; and

     Whereas, Buyer has previously issued Purchase Order #560000445 ("Purchase Order") to COMPANY and COMPANY has previously issued an Acknowledgment for same ("Acknowledgment"); and

     Whereas, the parties desire to amend the term and conditions of the Purchase Order and Acknowledgment.

     Now therefore the parties agree as follows:

1.   Term of Agreement
     BUYER agrees to purchase and COMPANY agrees to sell the Products listed in Appendix A which is attached hereto and incorporated herein. This agreement shall cover and is limited to the 298 units of Product ordered by the BUYER in the above-referenced Purchase Order.

2.   Governing Terms and Conditions
     This Agreement sets forth the terms and conditions applicable to any and all purchase orders issued during the term of this Agreement, including but not limited to that certain Purchase Order 560000445, irrespective of whether this Agreement is referenced by the purchase order. In the event of any conflict between the terms of this Agreement and the terms of any purchase order, acknowledgment or other document issued, this agreement will take precedence.

3.   Purchase Order
     BUYER and COMPANY mutually agree and acknowledge that the Purchase Order referenced hereunder can not be canceled nor may the product be returned for restocking, except as may be provided in Sections 11, 12 and 13. Notwithstanding any of the foregoing, the parties mutually agree that delivery of units delineated on the Purchase Order may be rescheduled in accordance with the following:
[CAPTION]
              Number of Days Notice    Percent to be Rescheduled
              ---------------------    -------------------------

                      0 - 30                         0%
                     31 - 60                        10%
                     61 - 90                        25%
                     91 - 120                       50%
                    Beyond 120                     100%

     Any changes to the purchase order must be mutually agreed to. The BUYER will provide, on a monthly basis, a copy of IBM's forecast and BUYER's open order report delineating the delivery schedule for all open orders.
     COMPANY will review this report and fax back acceptance to BUYER within 7 business days.

4.   Purchase Price
     BUYER further agrees to purchase and COMPANY agrees to sell the Product at the prices delineated on po#560000445. BUYER asserts products are for resale.

5.   Safety Stock
     ISA (U.S.) and Instruments SA (FRANCE) will each stock 5 units as finished goods for this order. The quantity available for delivery will depend on BUYER's usage rate. If BUYER's usage rate remains at 30 units/month, COMPANY will need 60 days to replenish the stock.

6.   Delivery Schedule
     The lead time for the products described in Appendix A is 120 days. This lead time assumes a usage rate of less than 15 units per month. The lead time for quantities > 15 per month may require longer than 120 days

7.   TERMS of PAYMENT
     Payment shall be made in full within 30 days from date of COMPANY'S invoice. A monthly service charge of 1.5% may be added to balances extending beyond 60 days. The COMPANY maintains the right to withhold shipment of additional goods if the BUYER has payables extending beyond 30 days. This does not relieve BUYER of its responsibility to purchase units as specified on the purchase order and this agreement.

8.   Title
     BUYER shall be liable for payment of purchase price of goods covered by this agreement as soon as they have been delivered by the COMPANY to carrier. However, title to such goods shall remain with the COMPANY until price specified has been paid.

9.   Delivery
     Risk of Loss. Delivery shall be F.O.B. Edison, NJ. All delivery and handling charges shall be paid for by BUYER. BUYER shall bear the risk of loss upon COMPANY'S delivery of goods to the carrier. If due to COMPANY's failure, delivery cannot be made at the agreed time, by the specified method of transportation, COMPANY will at no additional cost to BUYER, use other expedient means to affect delivery.

     Delivery Schedule. COMPANY agrees to deliver the Product in accordance with the delivery schedule delineated on the Purchase Order 560000445 or as the parties may mutually agree in writing. BUYER and COMPANY also agree that BUYER may reschedule delivery of the Product in accordance with Section 3.

     Notwithstanding any of the foregoing, BUYER agrees and acknowledges that it will take delivery for all units on the Purchase Order on or before September 1, 1997.

10.  Warranty
     The COMPANY warrants for a period of 14 months beginning at date of delivery to BUYER of the device that all components manufactured and delivered by the COMPANY will be free of manufacturing defect in materials and workmanship. ISA will, at no additional expense to BUYER, make every reasonable effort to repair or replace within 45 days, those components found with manufacturing defect in materials and workmanship.

     This warranty shall not apply to any COMPANY manufactured components that have been repaired or altered by anyone not authorized by the COMPANY in writing. The warranty shall not apply to any components subjected to misuse due to negligence, adverse environmental conditions, or accident, nor to any components which are not operated in accordance with good optical and engineering practice. Time, materials, and expenses shall be billed to the BUYER at the rates then in effect for non-contract customers or any repairs or replacements not covered by this warranty. All defective items replaced pursuant to the above warranty become the property of the company.

     THIS WARRANTY IS GIVEN EXPRESSLY IN LIEU OF ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR PURPOSE, OR OTHER WARRANTIES, EXPRESS OR IMPLIED. CORRECTION OF NON CONFORMITIES, IN THE MANNER AND FOR THE PERIOD OF TIME PROVIDED ABOVE, SHALL CONSTITUTE FULFILLMENT OF ALL LIABILITIES OF COMPANY WHETHER BASED ON CONTRACT, NEGLIGENCE OR OTHERWISE WITH RESPECT TO, OR ARISING OUT OF SUCH SYSTEM. THE REMEDIES SET FORTH HEREIN ARE EXCLUSIVE AND THE COMPANY SHALL NOT BE LIABLE FOR SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES.

11.  Force Majuere
     The COMPANY will use every reasonable effort to affect shipment on or before the date requested. The COMPANY shall not be liable for delay in performance or inability to perform occasioned by any unforeseen conditions, including but not limited to, strike, embargo, government regulation or inability to obtain materials. If performance by the COMPANY is delayed by reason thereof, it shall notify the BUYER promptly and in writing of the force majuere event, the expected duration of such inability to perform, and of any developments that appear likely to affect the ability of COMPANY to perform any of its obligations hereunder in whole or in part. Time and performance shall be extended for the period of such contingency. If the period of nonperformance exceeds 60 days from the date of delivery of the last shipment, BUYER may terminate this agreement without penalty by giving written notice to COMPANY.

12.  Remedies of Buyer-With Cause
     The BUYER may cancel this agreement and or defer shipment of product upon 30 days advance written notice to COMPANY, if the COMPANY has materially breached this agreement and failed to cure such nonperformance within 30 days after the written notice is received or such additional cure period as the BUYER may authorize in writing. Any money paid in advance by the BUYER to the COMPANY for goods not shipped will be reimbursed. The foregoing shall be the exclusive remedy of BUYER for any breach of this agreement by the COMPANY.

13.  Remedies of Company-With Cause
     If the BUYER fails to pay the price as it becomes due or wrongfully rejects the merchandise as per Section 15 hereunder, then the COMPANY shall give written notice to BUYER of non-performance. If BUYER fails to cure such non-performance within 30 days after the written notice is received (or such additional cure period as the COMPANY may authorize in writing), the COMPANY, without notice may (i) defer shipment hereunder until such breach or repudiation is removed and/or(ii) cancel any undelivered portion of this Agreement, provided however that BUYER shall not be liable for the purchase price of any undelivered portion of the Purchase Order which COMPANY cancels pursuant to this provision. Notwithstanding any of the foregoing, BUYER'S potential total liability for any damages which COMPANY may incur as a result of any asserted breach or non-performance shall not, in any case, exceed the purchase price of the units specified in the Purchase Order. In the event the COMPANY shall retain counsel to enforce any of the terms hereof, and prevail, the BUYER shall pay the COMPANY all costs of enforcement of the successfully asserted claim(s), including attorney's fees, court costs and expert witnesses. The foregoing constitutes COMPANY's sole remedy for any single or multiple assertions of any breach of this agreement.

14.  Copying or Replicating Products
     The products sold may not be copied or replicated. The BUYER shall be liable for all damages including loss of anticipatory profits incurred by the COMPANY as a result of its conduct.

15.  Inspection and Acceptance
     All delivered items will be subject to inspection and acceptance by BUYER at BUYER's plant notwithstanding any prior payment. Within thirty (30) days of receipt of any product specified within this agreement, BUYER shall notify COMPANY of any products that do not meet the specifications outlined in this agreement. Upon notification, COMPANY shall provide BUYER with a return authorization number to be used by the BUYER to return the rejected item to COMPANY at COMPANY's expense, for correction or replacement. All products rejected for failure to meet the specifications as outlined in this agreement will be charged back at full billing price plus the cost of inbound freight. Excluded for charge back will be unpaid inbound freight and handling costs, and products damaged due to shipment, misuse or misapplication.

16.  Patent, Copyrights & Mask work rights
     COMPANY shall defend, at its own expense, any suit or claim that may be instituted against BUYER or any customer of BUYER for alleged infringement of patents, copyrights or mask work rights relating to the maintenance, sale, or use of the Goods, except for any such infringement resulting from COMPANY's compliance with detailed designs provided by BUYER, and COMPANY shall indemnify BUYER and its customers for all costs and damage arising out of such alleged infringement. BUYER shall promptly notify COMPANY in writing of the existence of any claim, demand or other matter ("Claim") to which, in BUYER's reasonable judgment, COMPANY's indemnification obligations hereunder would apply. COMPANY shall thereafter have ten (10) business days to determine whether, in its reasonable judgment, it is obligated to indemnify Buyer with respect to such claim. If COMPANY determines, within such ten (10) business day period, that it is so obligated, the COMPANY shall notify BUYER of its determination thereof. Thereafter, COMPANY, upon BUYER's request shall assume the defense thereof, including retaining counsel reasonably satisfactory to BUYER to represent BUYER, and shall pay the fees and expenses of any such counsel related to such proceeding as well as any fees or expense incurred by BUYER to the date of COMPANY's assumption of the defense. In any such proceeding, BUYER shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of BUYER.

     All costs incurred by BUYER in the defense, settlement or compromise of any Claim described hereunder shall, to the extent COMPANY would otherwise be obligated to pay such costs, be reimbursed to BUYER by COMPANY. If the Claim is one that cannot by its nature be defended solely by COMPANY (including, without limitation, any federal or state tax proceeding), then BUYER shall make available information and assistance (but not financial assistance) reasonably required to defend the Claim.

17.  Publicity
     This agreement shall not be construed to give either party a right to authorize any news release advertisement, or other disclosure which shall deny or confirm the existence of this agreement without the prior written consent of the other party, except as may be required to perform this agreement. In the event state or federal law, or court order compels either the disclosure or the existence of this agreement and or the contents thereof, the compelled party will provide the other party written notification of the existence of a circumstance which, in the compelled party's reasonable judgment, compels disclosure within 24 hours of determining the need for any such disclosure.

18.  Waiver
     The failure of either party to insist upon the performance of any provision of this agreement, or to exercise any right or privilege granted to either party under this agreement, shall not be construed as waiving such provision or any other provision of this agreement, and the same shall continue in full force and effect. If any provision of this agreement is found to be illegal or otherwise unenforceable by any court or other judicial or administrative body, the other provisions of this agreement shall not be affected thereby, and shall remain in full force and effect.

19.  Termination
     BUYER and COMPANY mutually agree and acknowledge that the Purchase Order referenced hereunder can not be canceled nor may product be returned for restocking, except as may be provided in sections 11, 12 and 13.

20.  Entire Agreement
     This agreement contains the final and entire agreement between the BUYER and the COMPANY and no understanding, representations, agreement, modifications, alterations or additions shall be effective unless in writing signed by the BUYER and the COMPANY.

21.  Confidentiality & Proprietary Information
     BUYER and COMPANY agree that the discussions regarding purchases here under are of a confidential nature. COMPANY and BUYER further agree not to disclose the terms of this agreement to others without prior written approval, with the exception of IBM, IBM's employees, and companies or individuals necessary to perform the business of producing WDM sub-assemblies for BUYER. COMPANY will however, notify BUYER in advance, of any discussions with IBM concerning issues related to the technical aspects of this product and offer an opportunity for BUYER to participate in such discussions. Similarly, BUYER will notify COMPANY in advance, of any discussions with IBM concerning issues related to the technical aspects of this product and offer an opportunity for COMPANY to participate in such discussions. BUYER further agrees not to disclose any technical specifications of COMPANY supplied components to any company or individual, without prior written approval from COMPANY.

22.  Governing Law, Dispute Resolution and Venue
     State of New Jersey.


23.  Assignment
     Neither COMPANY nor BUYER shall have the right to assign any of its rights under this Agreement without the prior written consent of the other party hereto, and no purported assignment shall be binding upon the non-consenting party. Such assignment shall not be unreasonably withheld.

24.  Notices
     Notice shall be deemed given five (5) days after being mailed certified or registered mail by either party to the address listed above. Notices being mailed to the COMPANY will be sent in duplicate to Instruments SA, Inc. 3880 Park Avenue, Edison, NJ 08820 to the attention of: 1) Darryln Tarantino, OEM Accounts Manager, and 2) President. For notices being mailed to the BUYER the address will include: 10901 Malcolm McKinley Drive, Tampa, Florida 33612 to the attention of 1) Ray Doucet, Senior Buyer, and 2) Legal Counsel.



For the BUYER                           For the COMPANY

/s/ S. Spencer Benard                   /s/ Darryln Tarantino
S. Spencer Benard                       Darryln Tarantino
Asst. Legal Counsel                     OEM Accounts Manager
Group Technologies Corporation          Instruments S.A., Inc.
(BUYER)                                 (The COMPANY)

                                   Appendix A

                            Catalog Number:  11070211


DESCRIPTION:
20 CHANNEL OPOS High Density Wavelength Division Multiplexoer, with radial connector, unit as specified in IBM document number KLISA050995.